AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

     This Amended and Restated Investment Advisory Agreement ("Agreement") is made and entered into effective as of February 17, 2005, by and between the Tilson Investment Trust, a Delaware statutory trust (the "Trust"), on behalf of the Tilson Focus Fund and the Tilson Dividend Fund, each a series of shares of the Trust (each a "Fund" and collectively the "Funds"), and T2 Partners
Management LP, a Delaware limited partnership (hereinafter referred to as "Advisor").

     WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust has designated the Funds as series of interests in the Trust; and

     WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and engages in the business of asset management; and

     WHEREAS, the Trust and the Advisor previously entered into an investment advisory agreement dated December 17, 2004 (the "Prior Agreement"), under which the Trust retained the Advisor to render certain investment management services to the Funds; and

     WHEREAS, the Trust and the Advisor desire to amend and restate the Prior Agreement on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.   Obligations of Investment Advisor

          (a) Services. The Advisor agrees to perform the following services (the "Services") for the Trust:

               (1) manage the investment and reinvestment of the assets of the Funds;

               (2) continuously review, supervise, and administer the investment program of the Funds;

               (3) determine, in its discretion, the securities to be purchased, retained, or sold (and implement those decisions) with respect to the Funds;

               (4) provide the Trust and the Funds with records concerning the Advisor's activities under this Agreement which the Trust and the Funds are required to maintain; and

               (5) render regular reports to the Trust's trustees and officers concerning the Advisor's discharge of the foregoing responsibilities.

The Advisor shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Funds' objectives, policies, and limitations as set forth in its prospectus ("Prospectus") and statement of additional information ("Statement of Additional Information"), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Advisor under this Agreement may be furnished through the medium of any directors, officers, or employees of the Advisor or through such other parties as the Advisor may determine from time to time.

          (b) Expenses and Personnel. The Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment, and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein. The Advisor shall authorize and permit any of its officers, directors, and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected. Except to the extent expressly assumed by the Advisor herein and except to the extent required by law to be paid by the Advisor, the Trust shall pay all costs and expenses in connection with its operation.

          (c) Books and Records. All books and records prepared and maintained by the Advisor for the Trust and the Funds under this Agreement shall be the property of the Trust and the Funds and, upon request therefor, the Advisor shall surrender to the Trust and the Funds such of the books and records so requested.

     2. Fund Transactions. The Advisor is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds. With respect to brokerage selection, the Advisor shall seek to obtain the best overall execution for fund transactions, which is a combination of price, quality of execution, and other factors. The Advisor may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Advisor with brokerage, research, analysis, advice, and similar services, and the Advisor may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Advisor determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Advisor to the Funds and its other clients and that the total commission paid by the Funds will be reasonable in relation to the benefits to the Funds and its other clients over the long-term. The Advisor will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

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

     3. Compensation of the Advisor. The Trust will pay the Advisor and the Advisor will accept as full compensation an investment advisory fee, based upon the daily average net assets of each Fund determined in the manner described in the Funds' Prospectus, computed at the end of each month and payable within fifteen (15) days thereafter and calculated in accordance with the schedule attached hereto as Exhibit A.

     4. Status of Investment Advisor. The services of the Advisor to the Trust and the Funds are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its Services to the Trust and the Funds are not impaired thereby. The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Advisor, who may also be a trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     5. Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Advisor are or may be interested in the Trust as trustees, stockholders, or otherwise; and the Advisor (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

     6. Limits of Liability; Indemnification. The Advisor assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Advisor shall not be liable for any error of judgment or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933, as amended ("1933 Act"), except for information supplied by the Advisor for inclusion therein. The Trust agrees to indemnify the Advisor to the full extent permitted by the Trust's Declaration of Trust.

     7. Term. This Agreement shall remain in effect with respect to each Fund for an initial term of two years from the date the respective Fund commences operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

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

          (a) the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days' written notice of a decision to terminate this Agreement by (i) the Trust's trustees; or (ii) the vote of a majority of the outstanding voting securities of the respective Fund;

          (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder);

          (c) the Advisor may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days' written notice to the Trust and the Funds; and

          (d) the terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

     8. Amendments. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust's outstanding voting securities.

     9. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware without regard to the principles of the conflict of laws or the choice of laws.

     10. Representations and Warranties.

          (a) Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Trust as follows: (i) the Advisor is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and
     (ii) the Advisor is registered as an investment advisor with the Securities and Exchange Commission ("SEC") under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

          (b) Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Advisor as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms;
     (ii) the Trust is registered as an investment company with the SEC under the Act; (iii) shares of each Fund are (or will be) registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

     11. Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Funds. No breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than the Funds; (b) under no circumstances shall the Advisor have the right to set off claims relating to the Funds by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and the Funds.

     12. Use of Names. The Trust acknowledges that all rights to the name "Tilson" belongs to the Advisor, and that the Trust is being granted a limited license to use such words in its name, the name of its series and the name of its classes of shares.

     13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     14. Notice. Notices of any kind to be given to the Trust hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to the Tilson Investment Trust at 145 East 57th Street, Suite 1100, New York, New York 10022, Attention Jack E. Brinson, with a copy to The Nottingham Company at 116 South Franklin Street, Post Office Box 69, Rocky Mount, North Carolina 27802-0069, Attention: Julian G. Winters or to such other address or to such individual as shall be so specified by the Trust to the Advisor. Notices of any kind to be given to the Advisor hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to T2 Partners Management LP at 145 East 57th Street, Suite 1100, New York, New York 10022 Attention: Whitney R. Tilson, or at such other address or to such individual as shall be so specified by the Advisor to the Trust. Notices shall be effective upon delivery.

     15. Notice of Change in Membership. The Advisor is hereby obligated to notify the Trust if there is a change in the Advisor's partnership, whether of general or limited partners, within a reasonable time after such change takes place.



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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.


Tilson INVESTMENT TRUST                                T2 partners management lP

/S/ Jack E. Brinson                                    /S/ Whitney R. Tilson
___________________                                    _____________________
By: Jack E. Brinson                                    By: Whitney R. Tilson
Title: Trustee                                         Title: Managing Partner


ATTEST:                                                ATTEST:

/S/ Julian G. Winters                                  /S/ Glenn H. Tongue
_____________________                                  ___________________
By: Julian G. Winters                                  By: Glenn H. Tongue
Title: Secretary                                       Title: Managing Partner

[Seal]                                                 [Seal]





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

                                    EXHIBIT A
                                    ---------

                   INVESTMENT ADVISOR'S COMPENSATION SCHEDULE

For the services delineated in the AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT and rendered to the Funds, the Advisor shall be compensated monthly, as of the end of each month, and paid within fifteen (15) days of the month end, an annualized fee in accordance with the following terms and conditions:

Tilson Focus Fund

     As full compensation for the investment advisory services provided to the Focus Fund, the Advisor receives monthly compensation in the form of a variable performance-based incentive fee ("Variable Advisory Fee").

     Structure of the Variable Advisory Fee

     The Variable Advisory Fee is comprised of two separate component fees: (i) a fixed rate fee of 1.50% of the average daily net assets of the Focus Fund
("Fulcrum Fee") and (ii) a performance incentive fee as set forth below ("Performance Fee").

     The Performance Fee functions as an adjustment to the Fulcrum Fee and is based on the Focus Fund's performance relative to the performance of the Dow Jones Wilshire 5000 (Full Cap) Index, a broad-based, unmanaged index of 5,000 different stocks ("Wilshire 5000 Index"), over a 12-month rolling measuring period ("Measuring Period"), as such performance is presented on the website www.wilshire.com. The Measuring Period operates such that when each subsequent calendar month is added to the Measuring Period on a rolling basis, the earliest calendar month in the previous Measuring Period is dropped. For example, on April 1, 2006, the relevant Measuring Period would be from April 1, 2005 through March 31, 2006 and on May 1, 2006, the relevant Measuring Period would be from May 1, 2005 through April 30, 2006. Thus, the Performance Fee, and in turn the Variable Advisory Fee, will periodically increase or decrease depending on how well the Focus Fund performs relative to the Wilshire 5000 Index for the Measuring Period. In the event the performance information for the Wilshire 5000 Index is no longer available then a comparable index, as determined by the Trust's trustees, shall be used.

     In calculating the Performance Fee, the Focus Fund will calculate average daily net assets and performance of the Focus Fund over the same Measuring Period. The Focus Fund's performance over the Measuring Period will be calculated in accordance with the SEC's standardized total return formula.

     Calculation of the Variable Advisory Fee

     The Fulcrum Fee is calculated by multiplying 1.50% by the average net assets of the Focus Fund for the fiscal year to date divided by the number of days in the year multiplied by the number of days in the calendar month. The Performance Fee is calculated by multiplying the "Performance Adjustment Rate" (as described below) by the average daily net assets of the Focus Fund over the Measuring Period. While the Performance Fee is calculated on the 12-month
Measuring Period, it is pro-rated to a monthly payment to correspond with the Focus Fund's monthly payment of the Variable Advisory Fee.

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

     As shown in the schedule of fee rates below, the Performance Adjustment Rate will vary with the Focus Fund's performance as compared to the performance of the Wilshire 5000 Index as published on the close of the market on the last day of the Measuring Period, with dividends reinvested, and will range from -0.45% to +0.45%. The Performance Adjustment Rate will be calculated at 4.50% of the cumulative difference between the performance of the Focus Fund and that of the Wilshire 5000 Index over the Measuring Period, except that no performance adjustment will be paid if the cumulative difference between the Focus Fund's performance and that of the Wilshire 5000 Index is +/-2.00% (over the Measuring Period). The factor of 4.50% is derived from the fact that the Advisor will achieve the maximum / minimum Performance Adjustment Rate when the cumulative total return difference between the Focus Fund and the Wilshire 5000 Index is +/- 10.00% over the Measuring Period (i.e., 0.45% divided by 10.00% = 4.50%). To illustrate this point, if the Wilshire 5000 Index returned 5.00% over the Measuring Period, the Focus Fund would have to return at least 15.00% in order for the Advisor to receive the maximum Variable Advisory Fee of 1.95%. Conversely, if the Wilshire 5000 Index returned the same 5.00% over the Measuring Period, the Advisor would receive the minimum Variable Advisory Fee of 1.05% if the Focus Fund returned -5.00% or less. The Focus Fund will use natural rounding to two decimal places regarding performance differences and calculations of the Performance Fee.

                             SCHEDULE OF FEE RATES:
                             ---------------------

                             PERFORMANCE DIFFERENCE
                   BETWEEN FOCUS FUND AND WILSHIRE 5000 INDEX

 Absolute               Annual
Performance            Variable
Difference             Advisory
   (%)                    Fee
-----------               (%)                        Examples:
                       --------                      ---------

+10.00%                 1.95%
 +7.50%                 1.84%                     Outperformance
 +5.00%                 1.73%
 +2.50%                 1.61%
--------------------------------------------------------------------------------
 +2.00%                 1.50%*
 +1.00%                 1.50%*              No performance adjustment
     0                  1.50%*       to Variable Advisory Fee in this zone
 -1.00%                 1.50%*                   (*Fulcrum Fee)
 -2.00%                 1.50%*
--------------------------------------------------------------------------------
 -2.50%                 1.39%
 -5.00%                 1.27%                  Underperformance
 -7.50%                 1.16%
-10.00%                 1.05%


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

     Payment of the Variable Advisory Fee During the Focus Fund's First Year

     During the first full 12 calendar months immediately following the effective date of the Trust's registration statement ("Initial Period"), the Advisor shall be entitled to receive only the Fulcrum Fee. The Advisor would potentially be entitled to receive a Performance Fee only after completion of the Initial Period. The purpose of suspending payment of the Performance Fee during the Initial Period is to establish a performance record for the Focus Fund on which the Performance Fee is later calculated.

     Accrual of the Variable Advisory Fee

     The Variable Advisory Fee (including the Performance Fee after completion of the Initial Period) will be accrued on a daily basis against the average daily net assets of the Focus Fund. The purpose of such daily accruals is to more accurately determine the daily net asset value of the Focus Fund by estimating on a daily prorated basis the actual amount of the monthly Performance Fee. On the first business day of each calendar month, the daily accruals of the Variable Advisory Fee are then trued up or down (as appropriate) to match the actual fee earned by the Advisor.

     The TILSON FOCUS FUND commenced operations on ___________, 2005.


Tilson Dividend Fund
                                                     Annual
              Net Assets                              Fee
         --------------------                        ------
            On all assets                             1.50%

     The TILSON DIVIDEND FUND commenced operations on ___________, 2005.


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